Exhibit 10.2

TERM NOTE

$45,000,000.00    Spokane, Washington
June 20, 2013

FOR VALUE RECEIVED, the undersigned RED LION HOTELS CORPORATION (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 601 West First Avenue, Suite 900, Spokane, Washington 99201, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Forty-five Million Dollars ($45,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon as set forth herein.

This Note is executed in renewal, amendment and restatement of, but not in novation, extinguishment, discharge or satisfaction of the note dated September 12, 2011, in the original principal amount of $30,000,000.00 made by the Borrower and payable to the order of the Bank (as such note has been amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prior Note”). All amounts outstanding under the Prior Note as of the date hereof, if any, are due and payable in accordance with the terms of this Note.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)    "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Washington are authorized or required by law to close.

(b)    "Fixed Rate Term" means a period of one, three or six months, as designated by Borrower, during which the entire outstanding principal balance of this Note bears interest determined in relation to LIBOR, with the understanding that (i) the initial Fixed Rate Term shall commence on the date this Note is disbursed, (ii) each successive Fixed Rate Term shall commence automatically, and without notice to or consent from Borrower, on the first Business Day following the date on which the immediately preceding Fixed Rate Term matures, and (iii) if, on the first Business Day of the last Fixed Rate Term applicable hereto the remaining term of this Note is less than one (1) month, said Fixed Rate Term shall be in effect only until the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(c)    "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/16 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)    "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)    "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

(d)    "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fixed rate per annum determined by Bank to be three and one quarter percent (3.25%) above LIBOR in effect on the first day of each Fixed Rate Term. With respect to each Fixed Rate Term hereunder, Bank is hereby authorized to note the date and interest rate applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted. At the time this Note is disbursed and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying the length of the applicable Fixed Rate Term. Any such notice may be given by telephone so long as (i) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If Bank has not received such notice at the time principal is disbursed hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have selected the shortest permitted Fixed Rate Term.

(b)    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR

Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)    Payment of Interest. Interest accrued on this Note shall be due and payable on the last day of each Fixed Rate Term, and if such Fixed Rate Term extends over three (3) months, at the end of each three (3) month interval during such Fixed Rate Term..

(d)    Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank's option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

REPAYMENT AND PREPAYMENT:

(a)    Repayment. Principal shall be payable on the last day of each fiscal quarter in installments of Seven Hundred Fifty Thousand ($750,000.00) each, commencing September 30, 2013, and continuing up to and including March 31, 2018, with a final installment consisting of all remaining unpaid principal due and payable in full on June 30, 2018.

(b)    Prepayment. Borrower may prepay principal on any portion of this Note upon three business days’ advance written notice and in the minimum amount of One Million Dollars ($1,000,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof; provided however, that if the outstanding principal balance of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In consideration of Bank providing this prepayment option to Borrower, or if this Note shall become due and payable at any time prior to the last day of any Fixed Rate Term by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)    Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)    Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)    If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

(c)    Application of Payments. Each payment (including any prepayment) made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. Each payments (including any prepayment) credited to principal shall be applied to the oldest Fixed Rate Term first. Prepayments of principal shall not reduce or postpone regularly scheduled quarterly principal payments.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Second Amended and Restated Credit Agreement between Borrower and Bank dated as of June 20, 2013, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a)    Remedies. Upon the occurrence and during the continuance of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)    Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Washington.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

RED LION HOTELS CORPORATION

By: /s/ Julie Shiflett
Name: Julie Shiflett
Title: Executive Vice President

ADDENDUM TO PROMISSORY NOTE
(LIBOR PRICING AND AMORTIZATION ADJUSTMENTS)

THIS ADDENDUM is attached to and made a part of that certain promissory note executed by RED LION HOTELS CORPORATION (“Borrower”) and payable to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), or order, dated as of June 20, 2013, in the principal amount of Forty-five Million Dollars ($45,000,000.00) (the “Note”).

The following provisions are hereby incorporated into the Note to reflect the interest rate and amortization adjustments agreed to by Bank and Borrower:

INTEREST RATE ADJUSTMENTS:

(a)    Initial LIBOR Margin. The initial LIBOR margin applicable to the Note shall be as set forth in the “Interest” paragraph of the Note.

(b)    LIBOR Rate Adjustments. Bank shall adjust the LIBOR margin (“Applicable LIBOR Margin”) used to determine the rate of interest on an annual basis, commencing with the calendar year ending December 31, 2014 (such year and each calendar year thereafter, an “Applicable Year”), if required to reflect a change in Borrower’s Senior Leverage Ratio as of the last day of the Applicable Year in accordance with the following grid:

Senior Leverage Ratio	Applicable LIBOR Margin
Greater than or equal to 3.00 to 1.00	3.25%
Less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	3.00%
Less than 2.50 to 1.00	2.75%

Each such adjustment in the Applicable LIBOR Margin shall be effective on the first day of April of the year immediately following the Applicable Year based on Borrower’s financial statements and Compliance Certificate (as defined in the Credit Agreement) prepared for the Applicable Year and delivered in accordance with the requirements set forth in Section 4.3(a) of the Credit Agreement. Notwithstanding the foregoing, in the event that the financial statements or Compliance Certificate prepared for an Applicable Year and delivered pursuant to Section 4.3(a) of the Credit Agreement are shown to be inaccurate (regardless of whether (i) the Credit Agreement is in effect, or (ii) any Obligations (as defined in the Credit Agreement) are outstanding when such inaccuracy is discovered or such financial statements or Compliance Certificate are delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable LIBOR Margin for any period (an “Applicable Period”) than the Applicable LIBOR Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Bank a corrected Compliance Certificate for such Applicable Year, (B) the Applicable LIBOR Margin for such Applicable Period shall be determined as if the Senior Leverage Ratio reflected in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Bank the accrued additional interest owing as a result of such increased Applicable LIBOR Margin for such Applicable Period. If Borrower fails to deliver a Compliance Certificate for an Applicable Year, together with accompanying financial statements, by the deadline specified in Section 4.3(a) of the Credit Agreement, then, in addition to any other remedy provided for in the Credit Agreement, the Applicable LIBOR Margin shall be 3.25% following such deadline until the first day of the first calendar month following the delivery of the Compliance Certificate and financial statements for the Applicable Year, whereupon the Applicable LIBOR Margin shall be that shown in the foregoing grid for the Senior Leverage Ratio of Borrower reflected in the Compliance Certificate. Nothing in this paragraph shall limit the rights of the Bank with respect to Section 6.2 of the Credit Agreement, nor any of its other rights under the Note. The Borrower’s obligations under this paragraph shall survive the termination of the Credit Agreement and the repayment of all Obligations hereunder.

AMORTIZATION ADJUSTMENTS:

At any time that a payment on the Note in an amount greater than One Million Dollars ($1,000,000.00) is made as required by Section 4.19 of the Credit Agreement, the quarterly principal payments that subparagraph (a) of the “Repayment and Prepayment” paragraph of the Note requires to thereafter be made on the last day of each fiscal quarter up to and including March 31, 2018, shall be reduced to an amount equal to the quotient determined by dividing (i) the unpaid principal balance of the Note following the payment under Section 4.19 of the Credit Agreement, by (ii) the sum of (A) the number of quarterly payments thereafter required to be made under said subparagraph (a) up to and including June 30, 2018, plus (B) forty (40). Each such reduction shall apply notwithstanding the last sentence of subparagraph (c) of the “Repayment and Prepayment” paragraph of the Note.

IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Note.

RED LION HOTELS CORPORATION

By: /s/ Julie Shiflett
Name: Julie Shiflett
Title: Executive Vice President